                                                                    EXHIBIT 2.01


                   UNIMEDIA CLASS A STOCK PURCHASE AGREEMENT

                           DATED AS OF APRIL 18, 1997

                                     AMONG

                                HOLLINGER INC.,

                            UNIMEDIA HOLDING COMPANY

                                      AND

                          HOLLINGER INTERNATIONAL INC.

                               TABLE OF CONTENTS


                                   ARTICLE 1.
                          SALE AND PURCHASE OF SHARES.

1.1.   Purchase Price............................................................................................ 2
1.2.   Net Working Capital Adjustment............................................................................ 3
1.3.   Purchase Price Allocation................................................................................. 3

                                   ARTICLE 2.
                          CLOSING; DELIVERY OF SHARES.

2.1.   Date and Place............................................................................................ 4
2.2.   Delivery of Shares........................................................................................ 4

                                   ARTICLE 3.
          REPRESENTATIONS AND WARRANTIES OF HOLLINGER AND THE VENDOR.

3.1.   Due Incorporation; Authority Concerning this Agreement.................................................... 4
3.2.   Capitalization; Title to Shares and Assets; Subsidiaries.................................................. 5
3.3.   Newspaper Financial Statements............................................................................ 6
3.4.   Indebtedness; Absence of Undisclosed Liabilities.......................................................... 7
3.5.   Governmental Filings...................................................................................... 7
3.6.   No Violations............................................................................................. 7
3.7.   Litigation and Other Proceedings.......................................................................... 8
3.8.   Compliance with Laws...................................................................................... 8
3.9.   Material Facts Disclosed.................................................................................. 8
3.10.  Brokers and Finders....................................................................................... 8
3.11.  Securities Act Compliance................................................................................. 9
3.12.  Taxes..................................................................................................... 9
3.13.  Employment Matters........................................................................................10
3.14.  Certain Forecasts.........................................................................................10

                                   ARTICLE 4.
                REPRESENTATIONS AND WARRANTIES OF INTERNATIONAL.

4.1.   Due Incorporation of International; Authority Concerning this Agreement...................................11
4.2.   Capitalization............................................................................................11
4.3.   Governmental Filings......................................................................................12
4.4.   No Violations.............................................................................................12
4.5.   Brokers and Finders.......................................................................................13
4.6.   Private Offering..........................................................................................13

                                   ARTICLE 5.
                           COVENANTS OF THE PARTIES.
5.1.   Standstill................................................................................................13
5.2.   International Stockholders' Approval......................................................................14
5.3.   Filings; Other Actions....................................................................................15
5.4.   Registration of Certain Securities........................................................................16
5.5.   Assumptions of Obligations under SOGIC Agreement..........................................................16
5.6.   Non-Competition...........................................................................................16
5.7.   Ownership Changes.........................................................................................17

                                   ARTICLE 6.
                CONDITIONS TO THE OBLIGATIONS OF INTERNATIONAL.

6.1.   Representations and Warranties True.......................................................................18
6.2.   Performance by Hollinger and the Vendor...................................................................18
6.3.   Legal Opinions............................................................................................18
6.4.   No Suits or Proceedings Challenging Transaction...........................................................18
6.5.   Certain Consents..........................................................................................19
6.6.   Income Tax Act............................................................................................19
6.7.   RBC Dominion Fairness Opinion.............................................................................19
6.8.   Exchange Agreement........................................................................................19
6.9.   Other Transaction Documents...............................................................................19

                                   ARTICLE 7.
           CONDITIONS TO THE OBLIGATIONS OF HOLLINGER AND THE VENDOR

7.1.   Representations and Warranties True.......................................................................20
7.2.   Performance by International..............................................................................20
7.3.   Legal Opinions............................................................................................21
7.4.   No Suits or Proceedings Challenging Transaction...........................................................21
7.5.   Certain Consents..........................................................................................21
7.6.   Income Tax Act............................................................................................21
7.7.   Exchange Agreement........................................................................................21
7.8.   RBC Dominion Fairness Opinion.............................................................................21
7.9.   Other Transaction Documents...............................................................................22

                                   ARTICLE 8.
                                  TERMINATION.

8.1.   Termination by Mutual Consent.............................................................................22
8.2.   Termination by either Hollinger or International..........................................................22
8.3.   Termination by Hollinger..................................................................................22

8.4.   Termination by International..............................................................................23
8.5.   Special Committee.........................................................................................23
8.6.   Effect of Termination and Abandonment.....................................................................23

                                   ARTICLE 9.
                                INDEMNIFICATION.

9.1.   Indemnity.................................................................................................23
9.2.   Limitations...............................................................................................23

                                  ARTICLE 10.
                                 MISCELLANEOUS.

10.1.  Survival..................................................................................................24
10.2.  Certain Expenses..........................................................................................24
10.3.  Dollar Amounts............................................................................................24
10.4.  Further Assurances........................................................................................24
10.5.  Press Releases, Announcements and Communications..........................................................25
10.6.  Amendment and Modification................................................................................25
10.7.  Waiver of Compliance; Consents............................................................................25
10.8.  Notices...................................................................................................25
10.9.  Assignment................................................................................................27
10.10. Governing Law and Jurisdiction............................................................................28
10.11. Counterparts..............................................................................................28
10.12. No Third Party Beneficiaries..............................................................................28
10.13. Interpretation............................................................................................28
10.14. Entire Agreement..........................................................................................28

                               LIST OF SCHEDULES

Schedule A             List of Newspapers and Related Publications
Schedule 1.1.3.1       Form of Certificate of Designations of Series 2 Preferred Stock
Schedule 1.1.3.2       Form of Certificate of Designations of Series C Convertible Preferred Stock
Schedule 3.2.1         Bank Indebtedness of Hollinger and Encumbrances Affecting the Shares
Schedule 3.2.2(A)      Credit Facilities of the Company and its Subsidiaries
Schedule 3.2.2(B)      Permitted Encumbrances
Schedule 3.2.2(C)      Registrations to be Discharged
Schedule 3.2.2(D)      Encumbrances Relating to Leased Assets and Properties
Schedule 3.2.3         Shares Owned by the Company and its Subsidiaries
Schedule 3.4           Undisclosed Liabilities
Schedule 3.5           Governmental Filings or Consents
Schedule 3.11.3        Form of Stock Certificate Legends
Schedule 3.13          Employment Matters
Schedule 6.3(a)        Form of Opinion of Tory Tory DesLauriers & Binnington
Schedule 6.3(b)        Form of Opinion of Lapointe Rosenstein
Schedule 6.3(c)        Form of Opinion of Stewart McKelvey Stirling Scales
Schedule 6.8           Form of Exchange Agreement
Schedule 7.3           Form of Opinion of Kirkpatrick & Lockhart LLP


 THE SCHEDULES TO THIS AGREEMENT HAVE NOT BEEN FILED WITH THIS EXHIBIT BUT WILL
                     BE FILED SUPPLEMENTALLY UPON REQUEST.

               INDEX OF DEFINED TERMS



DEFINED TERMS                                  SECTION IN WHICH DEFINED
-------------                                  ------------------------
Arbitrator                                     Section 1.3
Canadian Newspaper Group                       Section 3.3
Class A Stock                                  Recitals
Class B Stock                                  Recitals
Cash Purchase Price                            Section 1.1.1
Class A Common Stock                           Section 4.2
Class B Common Stock                           Section 4.2
Closing                                        Section 2.1
Closing Date                                   Section 2.1
Company                                        Recitals
Encumbrances                                   Section 2.2
Exchange Act                                   Section 4.3
Governmental Entity                            Section 3.5
HCPH                                           Section 1.2.1
HCPH Shares                                    Section 5.7
Hollinger                                      Recitals
Interim Period                                 Section 1.1.2.1
International                                  Recitals
International Common Stock                     Section 4.2
International 1994 Stock Option Plan           Section 4.2
International Preferred Stock                  Section 4.2
International Proposals                        Section 5.2
Newspaper Financial Statements                 Section 3.3
Newspaper Intangible Assets                    Recitals
Newspapers                                     Recitals
Permitted Encumbrances                         Section 3.2.2
PRIDES                                         Section 4.2
Preliminary Proxy Statement                    Section 5.3.1
Proceedings                                    Section 3.7
Proxy Statement                                Section 5.3.1
RBC Dominion Securities                        Section 4.5
Registration Statements                        Section 5.4
SEC                                            Section 3.11.2
Securities Act                                 Section 3.11.1
Series 2 Preferred Stock                       Section 1.1.3.1
Series A Preferred Stock                       Section 4.2
Series B Preferred Stock                       Section 4.2

DEFINED TERMS                                  SECTION IN WHICH DEFINED
-------------                                  ------------------------
Series C Convertible Preferred Stock           Section 1.1.3.2
Shares                                         Section 1.1.1
SOGIC Agreement                                Section 5.5
Special Committee                              Section 3.14
Total Purchase Price                           Section 1.1.1
UniMedia Group                                 Recitals
Vendor                                         Recitals

                   UNIMEDIA CLASS A STOCK PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT, made as of this 18th day of April, 1997, among HOLLINGER INC., a corporation continued under the laws of Canada ("HOLLINGER"), and UNIMEDIA HOLDING COMPANY, a company formed under the laws of Nova Scotia (the "VENDOR"), and HOLLINGER INTERNATIONAL INC., a Delaware corporation ("INTERNATIONAL").

WITNESSETH:

         WHEREAS, Hollinger has agreed to transfer to International its indirect interests in the daily newspapers and related publications listed on Schedule A attached hereto and certain other assets related thereto (collectively, the "NEWSPAPERS");

         WHEREAS, the Vendor is a wholly-owned subsidiary of Hollinger;

         WHEREAS, prior to the consummation of the sale transaction contemplated hereby, Hollinger intends to reorganize its interests in the Newspapers with the result that the Vendor will own all of the outstanding shares in the capital of UniMedia Newspapers Company, a Nova Scotia unlimited liability company (the "COMPANY"), which will own directly the intangible assets of the Newspapers (collectively, the "NEWSPAPER INTANGIBLE ASSETS") and all of the outstanding capital stock of UniMedia Inc., a corporation incorporated under the laws of Canada which in turn owns all of the outstanding capital stock of UniMedia Group Inc. ("UNIMEDIA GROUP"), a Quebec company which owns the remaining assets of the Newspapers;

         WHEREAS, the outstanding shares of the Company consists of two classes of stock, 6600 shares of Class A Stock, without par value (the "CLASS A STOCK") which entitles the holder thereof to receive dividends payable out of funds or other property, legally available for the purpose, and attributable to assets or property of the Company other than UniMedia Inc. shares and to receive upon liquidation of the Company the remaining property of the Company other than UniMedia Inc. shares; and 1100 shares of Class B Stock, without par value (the "CLASS B STOCK");

         WHEREAS, Hollinger is proposing that the Vendor sell all of the outstanding shares of the Class A Stock of the Company to International in exchange for cash and shares of Series 2 Preferred Stock of International;

         NOW THEREFORE, in consideration of the premises and the respective covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1.
                          SALE AND PURCHASE OF SHARES.

1.1.     Purchase Price

         1.1.1. Upon the terms and subject to the conditions set forth herein, the Vendor shall sell, transfer and deliver to International at Closing (as hereinafter defined) all of the issued and outstanding shares of the Class A Stock of the Company (collectively, the "SHARES") for a purchase price of Cdn. $169,031,000 (the "TOTAL PURCHASE PRICE"), subject to adjustment pursuant to section 1.1.2, payable as follows:
         (x) as to Cdn. $19,373,000, in cash in immediately available funds in Canadian dollars (the "CASH PURCHASE PRICE"); and (y) as to Cdn. $149,658,000, in 149,658 newly issued shares of Series 2 Preferred Stock.

         1.1.2.      The Total Purchase Price shall be:

              1.1.2.1. increased by an amount equal to the excess of interest on the Total Purchase Price calculated from and including January 1, 1997 to but excluding the Closing Date (the "Interim Period") at an annual rate equal to 7.75% over the amount of any interest expense incurred during the Interim Period by the Company and its subsidiaries on the indebtedness outstanding pursuant to the credit facilities described in Schedule 3.2.2(A);

              1.1.2.2. decreased (increased) by an amount equal to the aggregate net cash receipts (disbursements) generated by the Newspapers during the Interim Period in respect of their operations during the Interim Period which has been appropriated by Hollinger or any of its subsidiaries (other than the Company and its subsidiaries) including, without limitation, through the operation of Hollinger's concentration account, payment of dividends, return of capital or management fees.

         The net increase (decrease) to the Total Purchase Price resulting from the adjustments set out above shall be paid in Canadian dollars by International to the Vendor or vice versa, as applicable, within 60 days of the Closing Date. If the parties cannot agree (for these purposes, International shall not have agreed to any adjustments unless agreed to by the Special Committee (as defined in section 4.1) and its financial advisor) on the net amount of such adjustments within such period the disputed issues shall be resolved by an Arbitrator in the manner set out in section 1.3.

         1.1.3.      As used herein:

              1.1.3.1. "Series 2 Preferred Stock" means Series 2
              Nonvoting Preferred Stock, $.01 par value of
              International having the relative rights and preferences set forth in Schedule 1.1.3.1 attached hereto and which is exchangeable into shares of Series C Convertible Preferred Stock and Class A Common Stock pursuant to and in accordance with the Exchange Agreement (as defined in Section 4.3);

              1.1.3.2. "Series C Convertible Preferred Stock" means Series C Convertible Preferred Stock, $.01 par value of International having the relative rights and preferences set forth in Schedule 1.1.3.2 attached hereto.

1.2.     NET WORKING CAPITAL ADJUSTMENT

         The parties agree that any working capital surplus or deficit of the Newspapers as at December 31, 1996 shall be for the account of the Vendor to be settled as follows.

         1.2.1. As at December 31, 1996 the Vendor had a working capital deficiency estimated to be Cdn.$3,827,864 (subject to final review and revision in connection with the post-closing adjustments) and owed bank debt of Cdn.$21,360,394. Hollinger will loan Cdn.$25,188,258 to the Company which will provide sufficient funds to enable the Company to repay its bank debt outstanding on the Closing Date. This loan will be sold by Hollinger to Hollinger Canadian Publishing Holdings Inc. ("HCPH") on the Closing Date for the principal amount thereof.

         1.2.2. As soon as practicable after the Closing Date the Vendor shall deliver to International an unaudited statement of the working capital of the Newspapers as at December 31, 1996 together with any information in respect of the operations of the Newspapers during the Interim Period required to calculate the adjustment to the Total Purchase Price contemplated by section 1.1.2.2.

1.3.     PURCHASE PRICE ALLOCATION

         The parties agree that the Total Purchase Price will be allocated among the Newspaper Intangible Assets on the basis of the fair market value of such assets. If the parties have not agreed to a final allocation of the Total Purchase Price on or prior to December 31, 1997, any disputed aspects of the allocation shall be resolved not more than sixty (60) calendar days after such date by a nationally recognized accounting firm mutually agreed upon by International and Hollinger having no material relationship with either International or Hollinger or their respective affiliates (the "ARBITRATOR"). The resolution of such disputed aspects by the Arbitrator shall in all respects be final, binding and conclusive on the parties hereto, and the allocation shall incorporate such resolution. The costs, expenses and fees of the Arbitrator shall be borne equally by International and the Vendor. International and the Vendor agree to act in accordance with the allocations contained in or determined pursuant to this section 1.3 in any and all applicable tax returns or similar filings.

                                   ARTICLE 2.
                          CLOSING; DELIVERY OF SHARES.

2.1.     DATE AND PLACE

         Subject to the fulfilment or waiver of the respective covenants and conditions set forth herein, the closing of the transactions contemplated hereby (the "CLOSING") will take place at the offices of Tory Tory DesLauriers & Binnington, Suite 3000, Aetna Tower, Toronto-Dominion Centre, Toronto, Ontario M5K 1N2, at 10:00 a.m., local time, on the first business day subsequent to the fulfilment or waiver of all conditions set forth in Articles 6 and 7 hereof, or at such other time and place as the parties hereto may determine (the date on which the Closing occurs being hereinafter referred to as the "CLOSING DATE").

2.2.     DELIVERY OF SHARES

         At the Closing, the Vendor shall deliver stock certificates representing all of the Shares, accompanied by stock transfer forms duly executed in blank in respect of the Shares against delivery by International of the Cash Purchase Price and the Series 2 Preferred Stock to be issued in accordance with section hereof registered in the name of the Vendor or its nominee, as the Vendor may direct. The Vendor shall deliver the Shares to International free and clear of any mortgage, pledge, lien, encumbrance, charge, security interest, pledge, right of first refusal, option, adverse claim of ownership or use, or any other encumbrance of any kind or nature whatsoever (collectively, "ENCUMBRANCES").

                                   ARTICLE 3.
          REPRESENTATIONS AND WARRANTIES OF HOLLINGER AND THE VENDOR.

         Hollinger and the Vendor hereby jointly and severally represent and warrant to International as follows:

3.1.     DUE INCORPORATION; AUTHORITY CONCERNING THIS AGREEMENT.

         3.1.1. Each of Hollinger, UniMedia Inc. and UniMedia Group is a corporation subsisting under the laws of its jurisdiction of incorporation. Each of the Vendor and the Company is an unlimited liability company existing under the laws of Nova Scotia. Each of Hollinger, the Vendor, the Company, UniMedia Inc. and UniMedia Group has the requisite corporate power and authority to carry on its business and operations as presently conducted by it and to own, lease and operate its properties and assets. Hollinger and the Vendor each has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Hollinger and the Vendor of their respective obligations hereunder, and the consummation by Hollinger and the Vendor of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Hollinger and the Vendor. This Agreement has been duly and validly executed and delivered by Hollinger and the Vendor and (assuming due and valid authorization, execution and delivery by International) constitutes the legal, valid and binding agreement of Hollinger and the Vendor, enforceable in accordance with its terms.

         3.1.2. There has been no order or resolution for the winding up of any of the Company, UniMedia Inc. or UniMedia Group, and no appointment of a receiver, administrative receiver or administrator with respect thereto.

3.2.     CAPITALIZATION; TITLE TO SHARES AND ASSETS; SUBSIDIARIES.

         3.2.1. The authorized share capital of the Company consists solely of Class A Shares and Class B Shares, of which 6600 Class A Shares and 1100 Class B Shares are issued and outstanding and held by the Vendor. The Shares and the Class B Stock constitute the only voting securities of the Company, and the Shares are validly issued, fully paid and non-assessable. Except as set forth in Schedule 3.2.1 attached hereto, the Vendor has good and marketable title to the Shares, free and clear of any Encumbrances, and has full right and authority to transfer and deliver the Shares to International as contemplated hereby. Upon consummation of the transactions contemplated hereby, the Vendor will have transferred to International good and marketable title to the Shares, free and clear of all Encumbrances. There are no outstanding or authorized subscriptions, agreements (other than this Agreement), options, warrants, calls or other commitments, rights (including conversion rights) or privileges (whether preemptive or contractual) pursuant to which the Company is or may become obligated to issue, sell or transfer any shares of its capital or any debt or other security of the Company which is convertible or exchangeable into, or evidences the right to subscribe for, any share capital of the Company. There are no shareholder agreements, voting trust agreements, rights of first refusal, options to purchase, or restrictions upon transfer or alienability of or with respect to the Shares, or any other similar agreement or understanding otherwise affecting the Shares.

         3.2.2. The Company owns, or as of Closing will own, directly or through wholly-owned subsidiaries, good and marketable title, free and clear of any Encumbrances, to all of the tangible and intangible assets of every kind and nature (including intellectual property), used in or held for use in the business and operations of the Newspapers as historically conducted by UniMedia Inc. and its subsidiaries, except for (A) Encumbrances arising under the credit facilities of UniMedia Inc. and its subsidiaries described on Schedule 3.2.2(A), all of which will be released and terminated as of the Closing Date; (B) Encumbrances and leasehold interests in real properties described on
         Schedule 3.2.2(B) which will remain in effect as of the Closing (collectively, the "PERMITTED ENCUMBRANCES");

         (C) Encumbrances in effect as of the Closing Date described on Schedule 3.2.2(C) which will be discharged at the expense of the Vendor as soon as practicable, but in any event not less than 28 days, after the Closing Date; and (D) Encumbrances relating to leased assets and properties described on Schedule 3.2.2(D).

         3.2.3. Except as set forth on Schedule 3.2.3 attached hereto, the Company does not own directly or indirectly through subsidiaries securities representing or convertible into more than 5% of the outstanding capital stock of any corporation or more than 5% of the equity interest in any partnership or other entity. The authorized and issued share capital and any other outstanding securities of each such corporation, partnership or other entity are set forth on Schedule
         3.2.3. Except as set forth on Schedule 3.2.3, in the case of each such corporation, partnership or other entity, the securities owned by the Company constitute all of the issued and outstanding share capital of such corporation, partnership or other entity, and all the securities are validly issued, fully paid and non-assessable with no personal liability attached to the ownership thereof. Except as set forth on
         Schedule 3.2.3, the Company has good and marketable title to the securities of the corporations, partnerships and other entities reflected on Schedule 3.2.3, free and clear of all Encumbrances. Except as set forth on Schedule 3.2.3, there are no outstanding or authorized subscriptions, agreements (other than this Agreement), options, warrants, calls or other commitments, rights (including conversion rights) or privileges (whether preemptive or contractual) pursuant to which any such corporation, partnership or other entity is or may become obligated to issue, sell or transfer any shares of its capital or any debt or other security convertible into or evidencing the right to subscribe for any share capital of any such corporation, partnership or other entity.

3.3.     NEWSPAPER FINANCIAL STATEMENTS.

         Hollinger and the Vendor have delivered to International an unaudited balance sheet of the Newspapers and certain other Canadian newspapers and publications of Hollinger and its subsidiaries other than the Company (collectively, the "CANADIAN NEWSPAPER GROUP") on a combined basis as at December 31, 1995 and 1996 and unaudited combined statements of earnings, shareholders' interest and changes in financial position for the respective periods ended December 31, 1994, 1995 and 1996 (collectively, the "NEWSPAPER FINANCIAL STATEMENTS"). The Newspaper Financial Statements (i) have been prepared in accordance with the books and records of Hollinger, the Company, their respective subsidiaries and the Newspapers, (ii) present fairly in all material respects the financial position of the Canadian Newspaper Group as at the dates indicated and the results of operations and cash flows of the Canadian Newspaper Group on a combined basis as of the dates and for the respective periods indicated, (iii) have been prepared in conformity with generally accepted accounting principles applicable to Canadian companies and (iv) will be used as the basis for the financial statements prepared in accordance with generally accepted accounting principles applicable to U.S. companies to be included in the Proxy Statement (as defined in section 5.1).

         The Canadian Newspaper Group is comprised of the Newspaper Intangible Assets, the Newspapers (as defined in the Sterling Purchase Agreement dated the date hereof made between Hollinger and HCPH (the "Sterling Purchase Agreement")) and the Newspaper Tangible Assets (as defined in the UniMedia Class B Stock Purchase Agreement dated the date hereof made between the parties hereto (the "UniMedia B Agreement")).

3.4.     INDEBTEDNESS; ABSENCE OF UNDISCLOSED LIABILITIES.

         The Company has no outstanding indebtedness for borrowed money, capitalized leases or any other indebtedness not incurred in the ordinary course of business (including without limitation any indebtedness of any affiliate or associated corporation of the Company or of any other person that is guaranteed, directly or indirectly, by the Company) other than those matters disclosed in the Newspaper Financial Statements or the notes thereto or as set forth on
Schedule 3.4 attached hereto. Since December 31, 1996, neither the Company nor any of the Newspapers has incurred any liabilities or obligations of any nature, whether accrued, contingent or otherwise, which reasonably could be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of the Company or the Newspapers, taken as a whole.

3.5.     GOVERNMENTAL FILINGS.

         Except as set forth on Schedule 3.5, no notice, report or other filing is required to be made by Hollinger, the Vendor, the Company, UniMedia Inc., UniMedia Group or any of the Newspapers with, nor is any material consent, registration, approval, permit or authorization required to be obtained by them from, any governmental or regulatory authority, agency, court, commission or other similar entity, domestic or foreign ("GOVERNMENTAL ENTITY") in connection with the execution and delivery of this Agreement by Hollinger and the Vendor or the consummation by them of the transactions contemplated hereby.

3.6.     NO VIOLATIONS.

         The execution and delivery of this Agreement by Hollinger and the Vendor does not, and the consummation by it of the transactions contemplated hereby will not, require the consent or approval of any unrelated party or constitute or result in (i) a breach or violation of, or a default (or an event which with notice or lapse of time or both would become a default) under, Hollinger's and the Vendor's Articles or By-laws or the Articles (or other comparable governing documents) or By-laws of the Company, UniMedia Inc. or UniMedia Group (ii) a breach or violation of, a default (or an event which with notice or lapse of time or both would become a default) under, a right to terminate, amend, cancel, or accelerate, or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any material agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of Hollinger, the Vendor, the Company, UniMedia Inc. or UniMedia Group or any law, statute, rule, ordinance or regulation or judgment, decree, order, award, injunction or governmental or non-governmental permit or license to which Hollinger, the Vendor, the Company, UniMedia Inc. or UniMedia Group is subject or by which any of them or their respective properties is bound or affected, except, in the case of clause
(ii) above, (A) such breaches, violations, defaults, terminations, amendments, cancellations, accelerations, encumbrances or changes that, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on the Company and (B) certain provisions of the existing loan agreements of Hollinger and UniMedia Group described in Schedules 3.2.1 and 3.2.2(A) attached hereto.

3.7.     LITIGATION AND OTHER PROCEEDINGS.

         There is no court, administrative, regulatory or similar proceeding, arbitration or other dispute settlement procedure, investigation or inquiry by or before any Governmental Entity or any similar matter or proceeding (collectively "PROCEEDINGS") against or involving Hollinger, the Vendor, the Company, UniMedia Inc. or UniMedia Group with respect to any of the Newspapers (whether in progress or threatened), which if determined adversely would be likely to have a material adverse effect on the Company or the Newspapers; and there is no judgment, decree, injunction, rule, award or order of any Governmental Entity outstanding against the Hollinger, the Vendor, the Company, UniMedia Inc. or UniMedia Group with respect to any of the Newspapers.

3.8.     COMPLIANCE WITH LAWS.

         To Hollinger's and the Vendor's best knowledge, the Company is conducting the business and operations of the Newspapers directly and indirectly through subsidiaries in compliance with all statutes, laws, rules, regulations, ordinances, decrees and orders applicable to them and the Newspapers and the ownership of their assets, which are in effect as of the date hereof (including, without limitation, those relating to environmental and health and safety matters), except for violations which would not be likely to have a material adverse effect on the Company and its consolidated subsidiaries, taken as a whole. Neither the Vendor, the Company, UniMedia Inc. nor UniMedia Group has received any written complaint or written notice from any Governmental Entity alleging that they or any of the Newspapers has violated any law, ordinance, regulation or order and, to the Vendor's best knowledge, no such complaint or notice is threatened, except those violations which would not be likely to have a material adverse effect on the Company and its consolidated subsidiaries, taken as a whole.

3.9.     MATERIAL FACTS DISCLOSED.

         Hollinger, its management and the Vendor have disclosed to International all facts known to them relating to the Newspapers and the cash flow generated therefrom which could reasonably be expected to be material to an intending purchaser of the Shares.

3.10.    BROKERS AND FINDERS.

         Neither Hollinger, the Vendor nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, except that Hollinger has retained Dirks Van Essen & Associates as its financial advisor.

3.11.    SECURITIES ACT COMPLIANCE.

         3.11.1. The shares of Series 2 Preferred Stock issuable to the Vendor hereunder and the Series C Convertible Preferred Stock and the Class A Common Stock issuable upon exchange thereof following the approval of the International Proposals by the stockholders of International are being acquired by the Vendor for its own account, not as a nominee or agent, and not with a view to sale or distribution within the meaning of the U.S. Securities Act of 1933, as amended (the "SECURITIES ACT") and the rules and regulations thereunder, and the Vendor will not distribute such shares in violation of the Securities Act.

         3.11.2. The Vendor (A) acknowledges that as of the Closing Date the shares of Series 2 Preferred Stock issuable hereunder and the Series C Convertible Preferred Stock and the Class A Common Stock issuable upon exchange thereof will not have been registered under the Securities Act and must be held indefinitely by the Vendor unless they are subsequently registered under the Securities Act pursuant to section 5.4 hereof or otherwise or an exemption from registration is available, (B) is aware that any routine sale of shares of Class A Common Stock under Rule 144 promulgated by the U.S. Securities and Exchange Commission ("SEC") under the Securities Act may be made only in limited amounts and in accordance with the terms and conditions of the Rule and that in such cases where that Rule is not applicable, compliance with some other registration exemption will be required, and
         (C) is aware that Rule 144 is not presently available for use by the Vendor for resale of any such shares.

         3.11.3. The Vendor acknowledges that the certificates evidencing the shares of Series 2 Preferred Stock, the Class A Common Stock and Series C Convertible Preferred Stock issuable to it hereunder will bear the legends set forth in Schedule 3.11.3 attached hereto.

         3.11.4. As the controlling stockholder of International, Hollinger confirms that it has had access to all information about the business and financial condition of International that it requires in order to effect the transactions contemplated by this Agreement.

3.12.    TAXES

         3.12.1. Hollinger and the Company (or a predecessor thereof) have paid or accrued on the Newspaper Financial Statements all foreign, federal, provincial and local taxes in respect of the Newspapers and filed or caused to be filed all tax returns on or prior to the Closing Date required to be filed in respect of the Newspapers and accurately reported in all material respects all information required to be included on such returns in respect of the Newspapers. Neither Hollinger in respect of the Newspapers nor the Company (or any predecessor thereof) has received written notice of or otherwise has actual knowledge of an audit or examination currently in progress of any tax return of the Newspapers. There are no proposed assessments of taxes asserted in writing against Hollinger or the Company (or any predecessor thereof) in respect of any of the Newspapers or proposed adjustments asserted in writing to any tax returns filed by Hollinger or the Company (or any predecessor thereof) in respect of any of the Newspapers. Neither Hollinger nor the Company (or any predecessor thereof) is a party to any material action or proceeding by any governmental authority for assessment or collection of taxes or penalties or interest in respect of the Newspapers, nor has any material claim for such assessment or collection been asserted in writing against any of them.

         3.12.2. The Canadian Newspaper Group qualifies as "Canadian newspapers or periodicals" as defined in section 19 of the Income Tax Act (Canada) and, after giving effect to the transactions contemplated by this Agreement, the UniMedia B Agreement, the Sterling Purchase Agreement and the Exchange Agreement (as defined in Section 6.8), the Canadian Newspaper Group will continue to so qualify.

3.13.    EMPLOYMENT MATTERS

         Schedule 3.13 sets forth the collective bargaining agreements that expire within seven (7) years of the date hereof with respect to the Newspapers. Except as referred to in Schedule 3.13, there is no material work stoppage or other concerted action or material grievance, strike or dispute existing or threatened against any of the Newspapers. Except as set out in Schedule 3.13, Hollinger, the Company and the Newspapers are in material compliance with all applicable laws and regulations relating to employees of the Newspapers, including those related to terms and conditions of employment, collective bargaining and discrimination.

3.14.    CERTAIN FORECASTS

         The financial forecasts of the Canadian Newspaper Group that were provided by Hollinger to the special committee of independent directors of the Board of Directors of International (the "SPECIAL COMMITTEE") (i) were developed by management of Hollinger and its subsidiaries based on information that management of Hollinger and the Company prepared in good faith, (ii) utilize assumptions which management of Hollinger and the Company believe to be reasonable under the circumstances, (iii) represent the good faith estimate and judgment of management of Hollinger, as of the date of such forecasts, of the Canadian Newspaper Group's expected future financial performance and (iv) do not reflect the expected results of any newspaper or publication that is not included in the Canadian Newspaper Group or omit the expected results of any newspapers or publication that is included in the Canadian Newspaper Group.

                                   ARTICLE 4.
                REPRESENTATIONS AND WARRANTIES OF INTERNATIONAL.

         International hereby represents and warrants to Hollinger and the Vendor as follows:

4.1.     DUE INCORPORATION OF INTERNATIONAL; AUTHORITY CONCERNING THIS
         AGREEMENT.

         International is a corporation incorporated and existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to carry on its business and operations as presently conducted by it and to own, lease and operate its properties and assets. International has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The Special Committee, pursuant to authority duly delegated to it by the Board of Directors of International, has approved this Agreement and the Exchange Agreement. The Board of Directors of International has ratified this Agreement and the Exchange Agreement and recommended approval by International stockholders of the issuance of Class A Common Stock and Series C Convertible Preferred Stock in exchange for Series 2 Preferred Stock to be issued pursuant to this Agreement and the Exchange Agreement, as contemplated by the International Proposals (as defined in section
5.2 hereof). The execution and delivery of this Agreement and the Exchange Agreement by International, the performance by International of its obligations hereunder and thereunder and the consummation by International of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of International, subject to approval of the International Proposals by the stockholders of International. This Agreement has been duly and validly executed and delivered by International and (assuming due and valid authorization, execution and delivery by Hollinger and the Vendor,) constitutes the legal, valid and binding agreement of International and is enforceable in accordance with its terms.

4.2.     CAPITALIZATION.

         The authorized capital stock of International consists of 250,000,000 shares of Class A Common Stock ("CLASS A COMMON STOCK"), 50,000,000 shares of Class B Common Stock, $.01 par value ("CLASS B COMMON STOCK"), and 20,000,000 shares of preferred stock, $.01 par value ("INTERNATIONAL PREFERRED STOCK"), of which 69,565,754 shares of Class A Common Stock, 14,990,000 shares of Class B Common Stock, and 739,500 shares of Series A Preferred Stock, par value $.01 per share ("SERIES A PREFERRED STOCK"), and 10,350,000 shares of Series B Convertible Preferred Stock, par value $.01 per share ("Series B Preferred Stock") are issued and outstanding. International has also issued 20,700,000 depository shares ("PRIDES") each representing a one-half share of International's Series B Preferred Stock. The Class A Common Stock and Class B Common Stock (collectively, the "INTERNATIONAL COMMON STOCK") and Series B Preferred Stock constitute the only outstanding voting securities of International. Upon receipt of stockholder approval of the International Proposals (as defined below), the authorized capital stock will be increased to 420,000,000, of which 120,000,000 shares of Preferred Stock will be authorized. Options to purchase an aggregate of 1,281,500 shares of Class A Common Stock have been granted under the International 1994 Stock Option Plan, as amended (the "INTERNATIONAL 1994 STOCK OPTION PLAN"), an additional 189,640 shares of Class A Common Stock have been reserved for issuance under the International 1994 Stock Option Plan, and 5,156,915 shares of Class A Common Stock have been reserved for issuance under the International 1997 Stock Incentive Plan. International has also reserved for issuance the requisite shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Convertible Preferred Stock. Except for (i) options granted under the International 1994 Stock Option Plan and options that may be granted under the International 1997 Stock Incentive Plan, (ii) outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Class B Common Stock, all of which are convertible into shares of Class A Common Stock, and (iii) shares of Series 1 Preferred Stock and Series 2 Preferred Stock to be issued to Hollinger or the Vendor hereunder, shares of Series C Convertible Preferred Stock issuable to Hollinger or the Vendor on exchange of the Series 2 Preferred Stock, and shares of Class A Common Stock issuable to Hollinger or the Vendor on exchange or conversion of the Series 1 Preferred Stock, Series 2 Preferred Stock and Series C Convertible Preferred Stock, all pursuant to this Agreement and the UniMedia Class B Stock Agreement and the Exchange Agreement, each dated the date hereof among Hollinger, the Vendor and International, there are no outstanding or authorized subscriptions, agreements, options, warrants, calls or other commitments, rights (including exchange or conversion rights) or privileges (whether preemptive or contractual) pursuant to which International is or may become obligated to issue, sell or transfer any shares of its capital stock or any debt or other security of International which is convertible or exchangeable into, or evidences the right to subscribe for, any shares of capital stock of International.

4.3.     GOVERNMENTAL FILINGS.

         Except for filings under the Securities Act, the U.S. Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Securities Act (Ontario), applicable state securities laws, the General Corporation Law of Delaware with respect to the Class A Common Stock, the Series 2 Preferred Stock and the Series C Convertible Preferred Stock to be issued to the Vendor hereunder, and the New York Stock Exchange, no notice, report or other filing is required to be made by International with, nor is any material consent, registration, approval, permit or authorization required to be obtained by International from, any Governmental Entity in connection with the execution and delivery of this Agreement, the issuance and delivery of the shares of Series 2 Preferred Stock to the Vendor hereunder, or the consummation by it of the transactions contemplated hereby.

4.4.     NO VIOLATIONS.

         Except for the approval of International's stockholders to permit the issuance of Class A Common Stock and Series C Convertible Preferred Stock upon exchange of the Series 1 and 2 Preferred Stock pursuant to the Exchange Agreement (as defined below) and the issuance of Class A Common Stock upon conversion of the Series C Convertible Preferred Stock, the execution and delivery of this Agreement by International does not, and the consummation by it of any of the transactions contemplated hereby will not, require the consent or approval of any unrelated party or constitute or result in (i) a breach or violation of, or a default (or an event which with notice or lapse of time or both would become a default) under the Restated Certificate of Incorporation or By-laws of International, (ii) a breach or violation of, a default (or an event which with notice or lapse of time or both would become a default) under, a right to terminate, amend, cancel or accelerate, or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any material agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of International, or any law, statute, rule, ordinance or regulation or judgment, decree, order, award, injunction or governmental or non-governmental permit or license to which International is subject to or by which International or any property of International is bound or affected, except, in the case of clause (ii) above, such breaches, violations, defaults, terminations, amendments, cancellations, accelerations, encumbrances or changes that, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on International.

4.5.       BROKERS AND FINDERS.

           Neither International nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, except that the Special Committee has retained RBC Dominion Securities Inc. ("RBC DOMINION SECURITIES") as its financial advisor.

4.6.       PRIVATE OFFERING.

           Assuming the accuracy of the representations of Hollinger and the Vendor contained in section 3.11 hereof, the offer, issuance and delivery to the Vendor of the shares of Series 2 Preferred Stock pursuant to this Agreement will be exempt from registration under the Securities Act.

                                   ARTICLE 5.
                           COVENANTS OF THE PARTIES.

5.1.       STANDSTILL.

           Hollinger and the Vendor jointly and severally agree that from the date hereof to the Closing Date or the earlier termination of this Agreement in accordance with Article 8 hereof, and except as otherwise consented to in writing by the Chairman of the Special Committee or as specifically required, permitted or contemplated by this Agreement, they will:

         5.1.1. not sell, lease, assign, transfer or otherwise dispose of any of the Shares or any interests therein, or create or permit any Encumbrances affecting the Shares (other than those Encumbrances referred to on Schedules 3.2.1 and 3.2.2(A) attached hereto, all of which will be terminated on or prior to Closing);

         5.1.2. not approve, consent to or take any action in furtherance of any plan, scheme, transaction or series of transactions whereby the Company would undertake a merger, consolidation, amalgamation, or sale, lease, transfer, assignment or other disposition of all or any significant portion of its properties or assets, or otherwise resulting in a change in control of the Company or any of the Newspapers;

         5.1.3. not approve, consent to or take any action in furtherance of any plan, scheme, transaction or series of transactions whereby the Company would incur any indebtedness for borrowed money or create any Encumbrances affecting any of its assets, other than (A) indebtedness incurred pursuant to the credit facilities described in Schedule 3.2.2(A), (B) Encumbrances arising in the ordinary course of business which constitute Permitted Encumbrances, (C) intercompany transactions among Hollinger, the Vendor, the Company, UniMedia Inc. and UniMedia Group consistent with past practices, and (D) indebtedness incurred by the Company from Hollinger in an amount necessary to pay in full indebtedness outstanding pursuant to the credit facilities described in
         Schedule 3.2.2(A), which indebtedness will be sold by Hollinger to HCPH on the Closing Date for the principal amount thereof; or

         5.1.4. not approve, consent to or take any action in furtherance of any plan, scheme, transaction or series of transactions whereby the Company would (A) alter, amend or repeal any provision of its Articles or By-laws (or similar governing documents), (B) declare, set aside, make or pay any dividends (in cash or otherwise) or other distributions on or with respect to its share capital other than as contemplated herein or (C) increase or reclassify the number of shares authorized or issued and outstanding of its share capital or grant any option, warrant, call, commitment, right or agreement of any character relating to its share capital or any securities convertible or exchangeable into its share capital.

5.2.       INTERNATIONAL STOCKHOLDERS' APPROVAL.

           International shall take, in accordance with the requirements of applicable law, the New York Stock Exchange and International's Restated Certificate of Incorporation and By-Laws, all action necessary to convene a meeting of holders of International Common Stock, Series B Preferred Stock represented by PRIDES, at which Hollinger is entitled to vote, as promptly as practicable after the Closing Date. At such meeting, International stockholders will be asked to consider and vote upon the following proposals: (i) to permit the issuance by International of shares of Class A Common Stock and Series C Convertible Preferred Stock upon exchange by the Vendor of the Series 2 Preferred Stock in accordance with the Exchange Agreement, (ii) to permit the issuance by International of shares of Class A Common Stock upon conversion of the Series C Convertible Preferred Stock, and (iii) to increase the authorized capital of International from 20 million shares to 120 million shares of Preferred Stock (collectively, the "INTERNATIONAL PROPOSALS"), among other matters at such meeting. At such meeting Hollinger agrees to vote or cause to be voted all shares of Class A Common Stock and Class B Common Stock of International, held by it or its subsidiaries in favour of the International Proposals. International shall take all lawful action to solicit such approval and all lawful action necessary or helpful to secure the affirmative vote of holders of International Common Stock and Series B Preferred Stock represented by PRIDES required to approve the foregoing matters.

5.3.     FILINGS; OTHER ACTIONS.

         5.3.1. As soon as practicable after the Closing, International and Hollinger shall cooperate to prepare and file promptly with the SEC preliminary proxy solicitation materials (the "PRELIMINARY PROXY STATEMENT") for the International stockholders meeting, including obtaining all such information (financial or other) as may be required under applicable law and rules and regulations of the SEC with respect to the International stockholders meeting and the International Proposals. After review by the SEC, International shall mail a definitive version of such proxy solicitation materials (the "PROXY STATEMENT") to all stockholders of record of International. The Proxy Statement shall contain the recommendation of the Board of Directors of International and the Special Committee that holders of International Common Stock and of Series B Preferred Stock represented by PRIDES vote in favour of approval of the International Proposals. Prior to submitting the Preliminary Proxy Statement and the Proxy Statement and any such amendment, supplement or revision to the SEC or to International's stockholders, such Preliminary Proxy Statement, Proxy Statement and amendment, supplement or revision will be submitted to Hollinger for its review and comment.

         5.3.2. Each party hereto shall cooperate with the other party hereto and use all reasonable efforts to prepare and file promptly all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain as promptly as practicable all necessary permits, consents, orders, approvals and authorizations of, or any exemption from, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement. Each party agrees, to the extent either deems necessary or appropriate, to request "cold comfort letters" or similar assurances from KPMG Peat Marwick or other accounting firms with audit responsibility for financial statements included in the Proxy Statement regarding the pro forma financial statements and unaudited financial statements to be included in the Proxy Statement and such other matters (including without limitation other securities laws matters affecting Hollinger or International, as the case may be) as may be identified. Each party shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to the other party and any of their respective subsidiaries and associated companies which are to appear in any filing to be made with, or written materials to be submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all permits, consents, orders, approvals and authorizations of all third parties and any Governmental Entity necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party hereto apprised of the status of matters relating to the transactions contemplated hereby and thereby.

         5.3.3. Each party shall promptly furnish each other party with copies of written communications received by such party, or any of its subsidiaries, affiliates or associates from, or delivered by any of the foregoing to, any unrelated party or Governmental Entity in respect of the transactions contemplated, in each case subject to applicable laws relating to the exchange of information as advised by independent counsel in writing.

5.4.     REGISTRATION OF CERTAIN SECURITIES.

         Upon request by Hollinger following the Closing, International will use commercially reasonable efforts to cause the registration under the Securities Act of the shares of Series C Convertible Preferred Stock and Class A Common Stock issuable to Hollinger or the Vendor on exchange of the Series 2 Preferred Stock, such registration to be effected by means of filing one or more Registration Statements with the SEC (the "REGISTRATION STATEMENTS"). All costs and expenses of such registration incurred on or after the date hereof, including any additional SEC filing fees, will be borne by International. Such Registration Statements may, if so requested by Hollinger, reflect one or more pledges of shares of Series C Convertible Preferred Stock and Class A Common Stock issuable in exchange for the Series 2 Preferred Stock in favour of lenders to Hollinger or the Vendor, subject to receipt by International of customary assurances to permit sales or distributions of such securities in accordance with applicable law.

5.5.     ASSUMPTIONS OF OBLIGATIONS UNDER SOGIC AGREEMENT.

         International is an entity which is directly or indirectly controlled by Hollinger and undertakes to assume all of the obligations of Hollinger under the agreement executed among Hollinger, UniMedia Group and la Societe Generale des Industries Culturelles on August 8, 1988 (the "SOGIC AGREEMENT") as if it were a party to the SOGIC Agreement.

5.6.       NON-COMPETITION

         5.6.1. Hollinger agrees that neither it nor any of its subsidiaries will, for a period of five (5) years after the Closing Date, without the prior written consent of International, either directly or indirectly, undertake or carry on or be engaged or have any financial interest in any newspaper, shopper or other similar publication carrying advertising, for which the circulation or distribution is primarily in the communities where the Newspapers are currently published or within a radius of ten (10) miles of the centre point of any such community (such geographic area being hereinafter referred to as the "Restricted Area"); provided, however, that the foregoing provisions shall not apply to (A) the publication or the future acquisition of any publication that is circulated to a national market so long as such newspaper does not publish or distribute any regional, community, zoned or similar edition in the Restricted Area; (B) the ownership, directly or indirectly, of less than five percent (5%) of any class of securities of any publicly-traded company; or (C) for greater certainty, prohibit the interest that Hollinger has in HCPH, Southam Inc., The Financial Post Company, Saturday Night Magazine Limited, and their respective subsidiaries and operations.

         5.6.2. Hollinger acknowledges that in the event of any violation of the covenants contained in this section 5.6.1 hereof, International's damages will be difficult to ascertain and International's remedy at law will be inadequate. Accordingly, Hollinger agrees that, in addition to such remedies as International may have at law, International shall be entitled to specific performance of such covenants hereunder and to an injunction to prevent any continuing violation thereof.

         5.6.3. If any of the provisions of or covenants contained in this section hereof is hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. If any of the provisions of or covenants contained herein is held to be unenforceable in any jurisdiction because of the duration or geographical scope thereof, the parties agree that the court making such determination shall have the power to reduce the duration or geographical scope of such provision or covenant and, in its reduced form, said provision or covenant shall be enforceable; provided, however, that the determination of such court shall not affect the enforceability of section 5.6.1 in any other jurisdiction.

5.7.     OWNERSHIP CHANGES

         Hollinger owns, through wholly-owned subsidiaries, 50 Series A Preferred Shares in the capital of HCPH (the "HCPH SHARES"), representing 50% of the outstanding voting stock of HCPH. Hollinger will not, either directly or indirectly through its subsidiaries or affiliates, issue, sell, exchange, assign, transfer, dispose, mortgage, charge, pledge, encumber, grant a security interest in or otherwise deal with any security of Hollinger or any of its subsidiaries or affiliates, in any manner which is materially prejudicial to the direct or indirect interests of International in the Canadian Newspaper Group by reason of changes in ownership that would cause a material adverse impact on the profitability, ownership or operation of the Canadian

Newspaper Group by reason of section 19 of the Income Tax Act (Canada).

                                   ARTICLE 6.
                CONDITIONS TO THE OBLIGATIONS OF INTERNATIONAL.

         The obligations of International to consummate the transactions contemplated hereby are subject to the fulfilment of the following conditions, any one or more of which may be waived by International:

6.1.       REPRESENTATIONS AND WARRANTIES TRUE.

           At the Closing Date, the representations and warranties of Hollinger and the Vendor contained in this Agreement shall be true and correct in all material respects and at and as of such date and time as if made on and as of such date and time, other than any such representations and warranties which are made as of a specified earlier date, which shall be true and correct in all material respects at and as of such date; and at and as of the Closing Date Hollinger and the Vendor shall have delivered to International certificates to such effect signed by an officer of the relevant company acceptable to International.

6.2.       PERFORMANCE BY HOLLINGER AND THE VENDOR.

           From the date of this Agreement, each of the obligations of Hollinger and the Vendor to be performed by it on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at the Closing Date; and at and as of the Closing Date, Hollinger and the Vendor shall have delivered to International certificates to such effect signed by an officer of the relevant company acceptable to International.

6.3.       LEGAL OPINIONS.

           International shall have been furnished with opinions of Tory Tory DesLauriers & Binnington, Lapointe Rosenstein and Stewart McKelvey Stirling Scales, each dated as of the Closing Date and substantially in the forms attached hereto as Schedules 6.3(a), 6.3(b) and 6.3(c), respectively, to this Agreement.

6.4.       NO SUITS OR PROCEEDINGS CHALLENGING TRANSACTION.

           There shall be no pending or threatened suits, actions, proceedings, governmental inquiries or investigations of any kind which seek to enjoin, prevent or otherwise interfere with the transactions contemplated hereby or otherwise question the validity or legality of such transactions.

6.5.     CERTAIN CONSENTS.

         Hollinger, the Vendor, the Company and International shall have obtained all consents from unrelated parties and Governmental Entities required to consummate the transactions contemplated by this Agreement.

6.6.     INCOME TAX ACT.

         Prior to the Closing Date there shall have been no amendment to the Income Tax Act (Canada) including Section 19 thereof that would have a material adverse impact on the profitability, ownership or operation by the Company of the Newspapers after giving effect to the transactions contemplated hereby and there shall have been no bill read in Parliament that would have such material adverse impact if enacted into law.

6.7.     RBC DOMINION FAIRNESS OPINION.

         International shall have obtained from RBC Dominion Securities an opinion in form satisfactory to the Special Committee to the effect that the aggregate consideration to be paid for the Canadian Newspaper Group by International (either directly, or indirectly through HCPH) pursuant to (i) this Agreement, (ii) the UniMedia B Agreement, (iii) the Sterling Purchase Agreement and (iv) the Exchange Agreement (including the term sheets attached thereto) is fair, from a financial point of view, to International and the holders of International's common stock and Series B Preferred Stock other than Hollinger.

6.8.     EXCHANGE AGREEMENT.

         Hollinger, the Vendor and International shall have entered into an Exchange Agreement (the "Exchange Agreement") as of the Closing Date in substantially the form attached hereto as Schedule 6.8.

6.9.     OTHER TRANSACTION DOCUMENTS.

         International shall have received on or prior to the Closing Date:

         6.9.1. certificates evidencing the incumbency of the officers of Hollinger and the Vendor executing this Agreement on its behalf and of their authority to do so;

         6.9.2. certified copies of the Articles and By-laws (or similar governing documents) of the Company;

         6.9.3. certificates of status (or the equivalent under the laws of their respective jurisdictions of incorporation) of recent date for Hollinger, the Vendor and the Company;

         6.9.4. certified copies of the resolutions of the Board of Directors of the Vendor authorizing the transactions contemplated hereunder to take place on the Closing Date;

         6.9.5. stock certificates representing all of the Shares registered in the name of the Vendor together with customary searches of public records in Nova Scotia reasonably satisfactory to counsel to International and to its lenders confirming that such interests are free and clear of any Encumbrances; and

         6.9.6. customary documentation reasonably satisfactory to counsel to International and to its lenders confirming (A) an undertaking from Hollinger's lenders to release all obligations of the Company and its subsidiaries with respect to indebtedness of Hollinger, the Vendor or of any other person and the Encumbrances arising under the credit facilities described in Schedule 3.2.2(A) and (B) that the shares of the Company and the Newspaper Intangible Assets are free and clear of any other Encumbrances other than Permitted Encumbrances.

                                   ARTICLE 7.
           CONDITIONS TO THE OBLIGATIONS OF HOLLINGER AND THE VENDOR

         The obligations of Hollinger and the Vendor to consummate the transactions contemplated hereby are subject to the fulfilment of the following conditions, any one or more of which may be waived by Hollinger:

7.1.     REPRESENTATIONS AND WARRANTIES TRUE.

         As of the Closing Date, the representations and warranties of International contained in this Agreement shall be true and correct in all material respects at and as of such date and time as if made on and as of such date and time, other than any such representations and warranties which are made as of a specified earlier date, which shall be true and correct in all material respects at and as of such specified date; and at and as of the Closing Date International shall have delivered to Hollinger and the Vendor a certificate to such effect signed by an officer of International acceptable to Hollinger and the Vendor.

7.2.     PERFORMANCE BY INTERNATIONAL.

         From the date of this Agreement, each of the obligations of International to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects at the Closing Date and at and as of the Closing Date International shall have delivered to Hollinger and the Vendor a certificate to such effect signed on behalf of International by an officer of International acceptable to Hollinger and the Vendor.

7.3.       LEGAL OPINIONS.

           Hollinger and the Vendor shall have been furnished with the opinion of Kirkpatrick & Lockhart LLP dated as of the Closing Date and substantially in the form attached hereto as Schedule 7.3 to this Agreement.

7.4.       NO SUITS OR PROCEEDINGS CHALLENGING TRANSACTION.

           There shall be no pending or threatened suits, actions, proceedings, governmental inquiries or investigations of any kind which seek to enjoin, prevent or otherwise interfere with the transactions contemplated hereby or otherwise question the validity or legality of such transactions.

7.5.       CERTAIN CONSENTS.

           Hollinger, the Vendor, the Company and International shall have obtained all consents from unrelated parties and Governmental Entities required to consummate the transactions contemplated by this Agreement.

7.6.       INCOME TAX ACT.

           Prior to the Closing Date there shall have been no amendment to the Income Tax Act (Canada), including Section 19 thereof that would have a material adverse impact on the profitability, ownership or operation by the Company of the Newspapers after giving effect to the transactions contemplated hereby and there shall have been no bill read in Parliament that would have such material adverse impact if enacted into law.

7.7.       EXCHANGE AGREEMENT.

           Hollinger, the Vendor and International shall have entered into the Exchange Agreement as of the Closing Date.

7.8.       RBC DOMINION FAIRNESS OPINION.

           International shall have obtained from RBC Dominion Securities an opinion in form satisfactory to the Special Committee to the effect that the aggregate consideration to be paid for the Canadian Newspaper Group by International (either directly, or indirectly through HCPH) pursuant to (i) this Agreement, (ii) the UniMedia B Agreement, (iii) the Sterling Purchase Agreement and (iv) the Exchange Agreement (including the term sheets attached thereto) is fair, from a financial point of view, to International and the holders of International's common stock and Series B Preferred Stock other than Hollinger.

7.9.     OTHER TRANSACTION DOCUMENTS.

         Hollinger and the Vendor shall have received on or prior to the Closing
         Date:

         7.9.1. certificate evidencing the incumbency of the officers of International executing this Agreement on its behalf and their authority to do so;

         7.9.2. certified copy of the Restated Certificate of Incorporation or similar charter documents and By-laws of International including without limitation the Certificates of Designations creating the Series 2 Preferred Stock;

         7.9.3. certificate of good standing of recent date for International; and

         7.9.4. certified copies of the resolutions of the Board of Directors of International and of the Special Committee authorizing or recommending the transactions contemplated hereunder to take place on the Closing Date.

                                   ARTICLE 8.
                                  TERMINATION.

8.1.     TERMINATION BY MUTUAL CONSENT.

         This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by the mutual consent of Hollinger (on behalf of itself and the Vendor) and International by action of their respective Boards of Directors.

8.2.     TERMINATION BY EITHER HOLLINGER OR INTERNATIONAL.

         This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of the Board of Directors of either Hollinger (acting on behalf of itself and the Vendor) or International if: (i) the Closing shall not have occurred on or before December 31, 1997; or (ii) a Governmental Entity of competent jurisdiction shall have issued an order, or taken any other action, permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order or other action shall have become final and not appealable; provided, however, that in the case of a termination pursuant to clause (i) above, the terminating party shall not have breached or failed to perform in any material respect its obligations under this Agreement.

8.3.     TERMINATION BY HOLLINGER.

         This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by action of the Board of Directors of Hollinger (acting on behalf of itself and the Vendor) if there has been a material breach or failure to perform by International of any covenant or agreement contained in this Agreement which is not curable or, if curable, is not cured within five (5) days after written notice of such breach is given by Hollinger to International.

8.4.     TERMINATION BY INTERNATIONAL.

         This Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Closing Date by action of the Board of Directors of International if there has been a material breach or failure to perform by Hollinger or the Vendor of any covenant or agreement contained in this Agreement which is not curable or, if curable, is not cured within five (5) days after written notice of such breach is given by International to Hollinger or the Vendor as the case may be.

8.5.     SPECIAL COMMITTEE.

         In any event in which International intends to consent to or seek termination of this Agreement pursuant to this Article 8, such action must be taken by the Board of Directors of International following receipt of a favourable recommendation thereof by the Special Committee.

8.6.     EFFECT OF TERMINATION AND ABANDONMENT.

         In the event of the termination and abandonment of this Agreement, Hollinger, the Vendor and International shall have no obligation or liability to the others.

                                   ARTICLE 9.
                                INDEMNIFICATION.

9.1.     INDEMNITY

         Hollinger and the Vendor shall, jointly and severally, indemnify and save International harmless for and from any loss, damages or deficiencies suffered by International or by the Company or any subsidiary thereof as a result of any breach of representation, warranty or covenant on the part of Hollinger or the Vendor contained in this Agreement and all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.

9.2.     LIMITATIONS

         The obligations of Hollinger and the Vendor to indemnify
International in accordance with the foregoing shall be subject to the following:

         9.2.1. any claim arising as a result of a breach of (i) a representation or warranty contained in Article 3 or (ii) a covenant contained in Article 5 shall be made not later than the date on which pursuant to section 10.1 such representation, warranty or covenant terminated;

         9.2.2. their obligation to indemnify International (except in respect of any obligations to indemnify arising from section 3.10) shall only apply if indemnification claims, in the aggregate, exceed Cdn.$1,000,000 in which case they shall be liable therefor only to the extent that such claims exceed Cdn. $500,000 to a maximum aggregate amount equal to the Total Purchase Price.

                                  ARTICLE 10.
                                 MISCELLANEOUS.

10.1.    SURVIVAL.

         Only the agreements and covenants of the parties contained in Articles 5 and 10, and Section 8.6 hereof shall survive the Closing Date without time limit, except as otherwise specified therein. All representations, warranties and other agreements and covenants shall be deemed to be conditions of the transactions contemplated hereby and shall not survive the Closing Date; provided, however, that the representations and warranties of Hollinger and the Vendor contained in Sections 3.1 and 3.2 hereof and International's representations and warranties contained in Sections 4.1 and 4.2 hereof shall survive the Closing Date without time limit; and the representations and warranties of Hollinger and the Vendor contained in Sections 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12.2, 3.13 and 3.14, International's
representations and warranties contained in Sections 4.3, 4.4, 4.5 and 4.6 shall survive until the second anniversary of the Closing Date and the representations and warranties by Hollinger and the Vendor made in Section 3.12.1 shall survive for the applicable statute of limitations.. If the transactions contemplated hereby shall be abandoned and this Agreement terminated, only the agreements and covenants of the parties contained in Sections 10.1, 10.2, 10.5, 10.10, 10.12 and 10.14 hereof shall survive such abandonment and termination.

10.2.    CERTAIN EXPENSES.

         Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

10.3.    DOLLAR AMOUNTS.

         Except as expressly indicated, all dollar amounts in this Agreement are stated in and shall be interpreted to be in United States dollars.

10.4.    FURTHER ASSURANCES.

         International, Hollinger and the Vendor shall use its reasonable commercial efforts to perform and fulfil all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. From time to time as and when requested by International or its successors or assigns, the Vendor shall execute and deliver such deeds and other instruments of transfer and shall take or cause to be taken such further or other actions as shall be necessary or advisable in order to carry out the purpose and intention of this Agreement or to vest or perfect in

International, or to confirm of record or otherwise to International, title to and possession of all of the Shares. From time to time as and when requested by Hollinger, the Vendor or their successors and assigns, International shall execute and deliver such further deeds and other instruments and shall take or cause to be taken such further or other actions as shall be necessary or advisable in order to carry out the purpose and intention of this Agreement.

10.5.    PRESS RELEASES, ANNOUNCEMENTS AND COMMUNICATIONS.

         No press release or other public announcements related to this Agreement or the transactions contemplated hereby will be issued after the date hereof without the prior approval of Hollinger and International, such approval not to be unreasonably withheld or delayed, except for any public disclosure that Hollinger or International in good faith believes is required by law or by obligations relating to any securities exchange or market. The parties agree to use reasonable efforts to consult with each other before taking any action that would require the issuance of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby.

10.6.    AMENDMENT AND MODIFICATION.

         This Agreement may be amended, modified or supplemented at any time prior to or after the Closing Date, but only by written agreement that identifies this Agreement and is signed by all of the parties hereto. Any amendment, modification or supplement hereto shall be effective as to International only if in writing signed by the Chairman of the Special Committee on behalf of International.

10.7.    WAIVER OF COMPLIANCE; CONSENTS.

         Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing. International shall not waive, nor shall International be deemed to have waived, any obligations of Hollinger or the Vendor hereunder or any other benefits to International arising under this Agreement unless approved by the Board of Directors of International following receipt of a favourable recommendation thereof by the Special Committee.

10.8.    NOTICES.

         All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been given when received if delivered by hand, courier or by facsimile transmission to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

   (a)    If to Hollinger or the Vendor:

          Hollinger Inc.
          10 Toronto Street
          Toronto, Ontario
          Canada M5C 2B7

          Attention:    Peter Y. Atkinson
                        Vice-President and General Counsel

          Facsimile No.: (416) 364-2088

          Copies to:

          Tory Tory DesLauriers & Binnington
          Suite 3000, Aetna Tower
          P.O. Box 270
          Toronto-Dominion Centre
          Toronto, Ontario
          Canada M5K 1N2

          Attention:    Beth DeMerchant

          Facsimile No.: (416) 865-7380

          Lapointe Rosenstein
          1250 Rene Levesque Blvd. West
          Suite 1400
          Montreal, P.Q.
          Canada H3B 5E9

          Attention:    Mark Rosenstein

          Facsimile No.: (514) 925-9001

   (b)    If to International:

          Hollinger International Inc.
          401 N. Wabash Avenue
          Chicago, Illinois 60611
          U.S.A.

          Attention:    Kenneth L. Serota,
                        Vice President - Law and Finance and Secretary

          Facsimile No.: (312) 321-0629

          Copies to:

          Kirkpatrick & Lockhart LLP
          1500 Oliver Building
          Pittsburgh, Pennsylvania 15222
          U.S.A.

          Attention:    Jerry H. Owens

          Facsimile No.: (412) 355-6501

  (c)    If to the Special Committee:

          Hollinger International Inc.
          Special Committee
          c/o Richard N. Perle, Chairman
          5 Grafton Street
          Chevy Chase, Maryland 20815
          U.S.A.

          Facsimile No.: (301) 652-1120

          Copies to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York 10153-0119
          U.S.A.

          Attention: Dennis J. Block

          Facsimile No.: (212) 310-8007

10.9.     ASSIGNMENT.

          Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any party hereto without the prior written consent of the other parties hereto. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns; provided, however, that International may assign its rights and interests (but not its obligations) hereunder to HCPH or another subsidiary of International.

10.10.      GOVERNING LAW AND JURISDICTION.

            This Agreement shall be governed by and construed in accordance with the laws of Ontario. Each party hereto submits to the non-exclusive jurisdiction of the courts of competent jurisdiction of Ontario in connection with any dispute arising out of or related to this Agreement.

10.11.      COUNTERPARTS.

            This Agreement may be executed in one or more counterparts, none of which need contain the signatures of all parties, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

10.12.      NO THIRD PARTY BENEFICIARIES.

            No person who is not a party to this Agreement shall be deemed to be a beneficiary of any provision of this Agreement, and no such person shall have any claim, cause of action, right or remedy pursuant to this Agreement.

10.13.      INTERPRETATION.

            The descriptive headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or meaning hereof. The word "Agreement" refers to the body of this Agreement and all Schedules attached hereto or referred to herein. "Herein," "hereof" and the like refer to this Agreement as a whole. As used in this Agreement, the singular shall include the plural, the plural shall include the singular and each gender shall include all genders.

10.14.      ENTIRE AGREEMENT.

            This Agreement, including the Schedules attached hereto (and any other instruments executed and delivered at the Closing), embodies the entire agreement and understanding of the parties hereto with respect to the transfer of the Shares to International. The Schedules hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior discussions, negotiations, agreements and understandings (both written and oral) between the parties with respect to the transfer of the Shares to International hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                 HOLLINGER INC.


                                 By: /s/ PETER Y. ATKINSON
                                     ----------------------------------
                                     Peter Y. Atkinson
                                     Vice-President and General Counsel


                                 UNIMEDIA HOLDING COMPANY


                                 By: /s/ PETER Y. ATKINSON
                                     ----------------------------------
                                     Peter Y. Atkinson
                                     Vice-President and General Counsel


                                 HOLLINGER INTERNATIONAL INC.


                                 By: /s/ KENNETH L. SEROTA
                                     ----------------------------------
                                     Kenneth L. Serota
                                     Vice President-Law and Finance and
                                     Secretary